TRANSNET CORPORATION
                    ANNOUNCES $1.2 MILLION IP TELEPHONY AWARD


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY, September 9, 2004- TRANSNET CORPORATION (OTCBB: TRNT) announced today that the Sussex County (NJ) freeholders awarded TransNet a $1.2 million dollar project to design and install a countywide IP telephony system. This system, which converts telephone voice signals to digital signals, will provide a more efficient and cost-effective system for the county and its taxpayers. Cisco Systems, Inc equipment will be used throughout the network and is the district standard for future projects.

Steven J. Wilk, President said, "We see great growth in the area of IP Telephony as it offers significant and tangible cost savings opportunities to our clients. In addition, we believe there to be great opportunity within the state and local government communities in New Jersey, New York, Pennsylvania and Connecticut as these entities aggressively try to work within confined budgets. It is estimated that this network will pay for itself in three to four years in cost savings. We look forward to working with the County of Sussex during this and other projects."

ABOUT TRANSNET

TransNet Corporation is a leading sales and support organization for personal computers, peripherals, and networks, and provides sophisticated system integration and repair/maintenance services and user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions.

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THE  IMPACT  OF  ECONOMIC   CONDITIONS   GENERALLY   AND  IN  THE  INDUSTRY  FOR
MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES;
OPEN-SOURCING   OF  PRODUCTS  OF  VENDORS;   RAPID   PRODUCT   IMPROVEMENT   AND
TECHNOLOGICAL  CHANGE,  SHORT  PRODUCT  LIFE CYCLES AND  RESULTING  OBSOLESCENCE
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